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EXHIBIT 12.     STATEMENT RE:  COMPUTATION OF RATIOS

                      BANCWEST CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES



                                                                        YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------------
                                               1998              1997             1996               1995              1994
                                             --------          --------          --------          --------          --------
                                                                           (dollars in thousands)
Income before income taxes                   $131,456          $123,564          $115,834          $122,138          $111,501
                                             --------          --------          --------          --------          --------

Fixed charges:(1)
   Interest expense                           290,202           258,011           252,795           265,297           179,688
   Rental expense                              11,764            10,774             4,932             4,600             5,355
                                             --------          --------          --------          --------          --------
                                              301,966           268,785           257,727           269,897           185,043
Less interest on deposits                     228,920           197,619           182,402           176,048           120,289
                                             --------          --------          --------          --------          --------

   Net fixed charges                           73,046            71,166            75,325            93,849            64,754
                                             --------          --------          --------          --------          --------

   Earnings, excluding
       interest on deposits                  $204,502          $194,730          $191,159          $215,987          $176,255
                                             ========          ========          ========          ========          ========

   Earnings, including
       interest on deposits                  $433,422          $392,349          $373,561          $392,035          $296,544
                                             ========          ========          ========          ========          ========

Ratio of earnings to fixed charges:

   Excluding interest
       on deposits                              2.80X             2.74x             2.54x             2.30x             2.72x

   Including interest
       on deposits                              1.44X             1.46x             1.45x             1.45x             1.60x
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(1)  For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges.
     Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.
     Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.